UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. __)

BRANDED LEGACY INC. - BLEG

(Name of Issuer)

Common

(Title of Class of Securities)

286220108

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Tri-Bridge Ventures LLC 81-1656796

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)   ☐

(b)   ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

New Jersey

5.	SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON –

3,078,540

6.	SHARED VOTING POWER -

7.	SOLE DISPOSITIVE POWER -

3,078,540

8.	SHARED DISPOSITIVE POWER -

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

3,078,540

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.84%

12.	TYPE OF REPORTING PERSON

CO

ITEM 1 (a) NAME OF ISSUER:

BRANDED LEGACY INC. - BLEG

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 250 National Pl, #162, Longwood, FL 32750

ITEM 2 (a) NAME OF PERSON FILING: Tri-Bridge Ventures LLC

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 601 Monmouth Ave, Spring Lake, NJ 07762

ITEM 2 (c) CITIZENSHIP: Incorporated under the laws of the state of New Jersey

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common

ITEM 2 (e) CUSIP NUMBER:  286220108

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance Company defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act.
(e)	☐	An Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(ii)(F)
(g)	☐	A parent holding company or control person in accordance Rule 13d-1(b)(1)(ii)(G)
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4 OWNERSHIP

(a)	AMOUNT BENEFICIALLY OWNED: 3,078,540

(b)	PERCENT OF CLASS: 6.84%

(c)	NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(i)	SOLE POWER TO VOTE OR DIRECT THE VOTE

3,078,540

(ii)	SHARED POWER TO VOTE OR DIRECT THE VOTE

(iii)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

3,078,540

(iv)	SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

0

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

N/A

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

N/A

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

11/10/20

/s/ John Forsythe III
Name: John Forsythe III
Title: Managing Partner